Exhibit 5.1

Bank of America Tower
800 Capitol Street, Suite 2200
Houston, Texas  77002

713.354.4900

August 20, 2021

Microvast Holdings, Inc.

12603 Southwest Freeway, Suite 210

Stafford, Texas 77477

Microvast Holdings, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Microvast Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on August 20, 2021, and each amendment thereto (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) 27,600,000 shares (the “Public Offering Warrant Shares”) of common stock, par value $0.0001 per share (“Common Stock”) underlying warrants (“Public Offering Warrants”) originally sold as part of units in the Company’s initial public offering (“IPO”) and (b) the resale of (i) 687,000 shares of Common Stock underlying the private placement warrants included in the units issued to Tuscan Holdings Acquisition LLC (the “Sponsor”) and EarlyBird Capital, Inc. in connection with the closing of the Company’s IPO (“Private Placement Warrant Shares”); (ii) 6,900,000 shares of Common Stock issued to the Sponsor in November 2018 (“Founder Shares”); (iii) 300,000 shares of Common Stock issued to EarlyBirdCapital, Inc. in November 2018 (“Representative Shares”); (iv) 687,000 shares of Common Stock included in the units issued to the Sponsor and EarlyBird Capital in connection with the closing of the Company’s IPO (“Private Placement Shares”); (v) 48,250,000 shares of Common Stock issued to certain investors pursuant to subscription agreements dated March 1, 2021 (the “PIPE Shares”), (vi) 6,736,111 shares of Common Stock issued to investors upon conversion of an aggregate of $57,500,000 outstanding Bridge Notes (the “Bridge Notes Conversion Shares”), (vii) 210,000,000 shares of Common Stock issued to certain equity investors in Microvast, Inc. (“Merger Closing Shares”); (viii) 20,000,000 shares of Common Stock that may be issuable to certain equity investors in Microvast, Inc. upon the attainment of certain conditions contained in the Merger Agreement (“Merger Agreement”) dated March 1, 2021, among the Company, Microvast, Inc. and certain other parties (the “Earn-Out Shares”); (ix) 150,000 shares of Common stock issued as part of the units issued to the Sponsor upon conversion of $1,500,000 of outstanding Notes (the “Conversion Shares”), (x) 150,000 shares of Common Stock underlying the 150,000 Warrants (the “Conversion Warrants”) issued as part of the units issued to the Sponsor upon conversion of $1,500,000 of outstanding Notes (the “Conversion Warrant Shares”), (xi) 687,000 private placement warrants included in the units issued to the Sponsor and EarlyBird Capital, Inc. in connection with the closing of the Company’s IPO (“Private Placement Warrants”) and (xii) 150,000 Conversion Warrants. The Public Offering Warrant Shares, the Private Placement Warrant Shares and the Conversion Warrant Shares are referred to herein as the “Warrant Shares”). The Public Offering Warrants, the Private Placement Warrants and the Conversion Warrants are referred to herein as the “Warrants”). The Founder Shares, Representative Shares, Private Placement Shares, PIPE Shares, Bridge Note Conversion Shares, the Merger Closing Shares, the Earn-Out Shares, the Conversion Shares and the Warrant Shares are referred to herein as the Shares. The Shares and the Warrants are collectively referred to herein as the “Securities.” Pursuant to Rule 416(a) under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. The offering of the Securities will be as set forth in the prospectus forming part of the Registration Statement (the “Prospectus”).

For the purposes of this opinion letter, we have assumed:

(a)	The genuineness of all signatures.
(b)	The authenticity of the originals of the documents submitted to us.
(c)	The conformity to authentic originals of any documents submitted to us as copies.
(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

SHEARMAN.COM
Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1. The Warrants are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware (“DGCL”).

3. The Earn-Out Shares have been duly authorized by all necessary corporate action of the Company and, when the Earn-Out Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable selling stockholders, and have been issued by the Company in the circumstances contemplated by the Registration Statement and the Merger Agreement, the Earn-Out Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

4. The Founder Shares, Representative Shares, Private Placement Shares, PIPE Shares, Bridge Note Conversion Shares, the Merger Closing Shares and the Conversion Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinion in paragraph (1) above is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and possible judicial action giving effect to governmental actions or foreign laws affecting warrant holders’ rights.
(b)	Our opinion in paragraph (1) above is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
(c)	Our opinions are limited to (i) the internal laws of the State of New York and (ii) DGCL and we do not express any opinion herein concerning any other law.

This opinion letter is provided solely in connection with the offering of the Securities pursuant to the Registration Statement and is not to be relied upon for any other purpose.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP